AGREEMENT AMENTMENT

      This is an Amendment effective May 5, 1999, to the Agreement dated May 5, 1995, between Parlex Corporation and AlliedSignal Laminate System Inc. (hereinafter the "Agreement").

      Section 3.3 of the Agreement is amended by deletion of the last sentence thereof, such that the amended section 3.3 shall read as follows:

            3.3 (Amended) In the event that Samsung or another licensee of Parlex requires a second source or alternative supplier of Cap Material for other than Permitted Products, Parlex shall have the right to license such supplier at a royalty of at least ten
            (10) percent.

      Section 3.5 of the Agreement is amended by deletion of the last sentence thereof, such that the amended section 3.5 shall read as follows:

            3.5 (Amended) In the event that a Parlex customer requires a supplier of Cap Material other than ASLS, Parlex shall have the right to license such supplier at a royalty of at least ten (10) percent.

      Section 3.6 of the Agreement is amended to clarify its meaning such that the amended section 3.6 shall read as follows:

            3.6 (Amended) In the event a licensee, sublicensee, or customer of either party shall require a second source or alternative supplier of Cap Material other than ASLS, and an alternate supplier of Cap Materials is licensed by either party under this Agreement, that alternate supplier shall supply Cap Materials for other than Permitted Products only to customers licensed by Parlex but shall not supply Cap Material for other than Permitted Products to others nor license others to supply Cap Materials for other than Permitted Products.

      Section 4.1 of the Agreement is amended to change ASLS' royalty rate to 3%, such that the amended section 4.1 shall read as follows:

            4.1 (Amended) ASLS shall pay to Parlex a royalty of 3% of the Net Sales of Cap Materials sold by ASLS for use in Permitted Products. Unless otherwise stipulated in a Purchase Order, no royalties are payable on sales of Cap Materials by ASLS to Parlex.

      Section 8.1 of the Agreement is revised as set forth below to extend the term to
May 5, 2004:

            8.1 (Amended) This Agreement shall remain in force and effect until May 5, 2004, and, after May 5, 2004, either party may terminate on not less than ninety (90) days prior notice.

      Section 10.10 of the Agreement is amended to allow assignment in connection with the sale of a party's business, such that the amended section 10.10 shall read as follows:

            10.10 (Amended) This Agreement shall not be assignable by either party without the prior written permission of the other party, except that either party may assign this Agreement in connection with the sale of all or substantially all of the assets constituting its business to which this Agreement pertains, except that ASLS may not assign to a current Parlex licensee without Parlex's consent.

      The Agreement shall remain in full force and effect on the terms as set forth therein except for the foregoing amendments.

PARLEX CORPORATION                     ALLIEDSIGNAL LAMINATE
                                       SYSTEMS INC.


By: */s/ Peter J. Murphy               By: */s/ Richard J. Widden
         Peter J. Murphy                        Richard J. Widden